Exhibit 99.1

CHARYS HOLDING COMPANY INC. ANNOUNCES
PURCHASE AGREEMENT FOR $175 MILLION SENIOR
CONVERTIBLE NOTES

ATLANTA (February 15, 2007) - Charys Holding Company, Inc. (“Charys” or the “Company”) (OTCBB: CHYS) announced today that it has signed a definitive note and warrant purchase agreement for the offering and sale of $175 million of securities, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Charys has also granted to the initial purchaser an option to purchase and sell an additional $26.25 million of securities during the forty-five day period following the date of the offering memorandum relating to the offering.

The net proceeds will be used to complete the acquisitions of the Company’s subsidiaries, the Cotton Companies, Mitchell Site Acquisition, Inc., and Complete Tower Sources, Inc., and to refinance certain other existing indebtedness.

The securities will be offered to qualified institutional buyers in separable Units, each Unit consisting of $1,000 principal amount of 8 ¾% Senior Convertible Notes due February 14, 2012; and two series of Warrants to purchase common stock of the Company at $4 and at $5 per share.  The Company plans to file a registration statement covering the resale of the notes, the warrants and the common shares underlying the notes and the warrants.

This press release is neither an offer to sell or a solicitation of an offer to buy the Units nor shall there be any sale of the Units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the Units will be made only by means of a private offering memorandum.  Neither the Units, nor the notes and warrants underlying them, nor the shares of common stock issuable upon the conversion of the notes or exercise of the warrants have been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, the successful integration of the Cotton Companies, Mitchell Site Acquisition, Inc., and Complete Tower Sources, Inc. into Charys, are based upon Charys’ current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Charys’ Annual Report on Form 10-K, recent and forthcoming

Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the company’s business, results of operations and financial condition. Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Charys Holding Company, Inc.

Main Phone: 678-443-2300

Fax: 678-443-2320

or

Corporate Evolutions, Inc.

Investor Relations:

Fred Lande, 516-482-6565

Fax: 516-482-6099

Source: Charys Holding Company